EXHIBIT 10.4

[ParthusCeva, Inc. Letterhead]

June 2, 2003

Chester J. Silvestri

13935 La Paloma Road

Los Altos Hills, CA 94022

Dear Chet,

On behalf of ParthusCeva, Inc. (the Company), we are pleased to offer you the position of President and Chief Executive Officer of the Company. Speaking on behalf of Chris and I, as well as the other members of the Company’s Board of Directors, we are all very impressed with you and your credentials and look forward to your future success in this position.

The terms of your new position with the Company are set forth below:

You will become President and Chief Executive Officer of the Company as well as a Member of the Board of Directors. As President and Chief Executive Officer, you will have responsibility for the general management of the Company’s business and such duties and responsibilities as may be assigned by the Board of Directors to whom you will report.

You will be paid a monthly base salary of $25,000, which is equivalent to $300,000 on an annualized basis. Your salary will be payable pursuant to the Company’s regular payroll policy. You will be eligible for an annual performance bonus of up to 75% of your annual salary predicated upon achieving specific goals and objectives. The details of this bonus plan will be worked out jointly between you and the Board within sixty (60) days after you join the Company.

In addition, upon becoming an employee of the Company, we will recommend that the Board of Directors grant you an option to purchase an aggregate of 4% of the outstanding shares of ParthusCeva Common Stock as of April 28, 2003, i.e. 720,000 shares of Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date of the grant, as determined by the Board of Directors. These option shares will vest at the rate of one-fourth (1/4th) of the total number of shares on the first anniversary of your date of employment, and an additional one-forty-eighth (1/48th) of the total number of shares at the end of each one-month period thereafter.

During the first twelve (12) months of your employment, in the event of termination by you for Good Reason or termination by the Company without Cause in each case following a Change in Control, 50% of your unvested options will immediately vest. Beginning your thirteenth (13) month of employment, in the event of termination by you for Good Reason or termination by the Company without Cause in each case following a

Change in Control, all of your unvested options will immediately vest. “Change of Control,” “Good Reason” and “Cause” shall have the definitions prescribed to such terms in the attached Exhibit A.

In the event of the involuntary termination of your position as President and Chief Executive Officer for any reason not involving Cause, conditioned upon your execution of a waiver and release of claims that is acceptable to the Company, the Company will continue to pay your base salary plus standard benefits for nine (9) months following such termination. This salary and benefit continuance is designed to bridge you to your next employment therefore it will in any event cease if and when you obtain other employment prior to the end of the nine-month period.

You will be eligible to participate in the Company’s standard benefits program, details of which will be sent under separate cover.

This offer of employment is contingent upon (1) your signing of the Company’s Employee Proprietary Information Agreement, and (2) your providing proof of your eligibility to work in the U.S.

Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason.

Chet, we are all delighted to be able to extend you this offer and look forward to working with you.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.

Sincerely,

Zvi Limon

/s/ Zvi Limon

Sven-Christer Nilsson

/s/ Sven-Christer Nilsson

Accepted and Agreed:

Signature: /s/ Chester J. Silvestri

Start Date: June 9, 2003

Exhibit A

“Cause” shall mean (a) a good faith finding by the Board of Directors of the Parent (other than the Employee) (the “Board”) that the Employee has failed to perform his reasonably assigned duties for the Company or Parent and has failed to remedy such failure within 15 days following written notice from the Company to the Employee notifying him of such failure, (b) the Employee has willfully engaged in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company and/or Parent, (c) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere (or any analogous proceeding) by the Employee to, any crime involving moral turpitude or any felony; (d) the Employee is adjudicated bankrupt or makes any arrangement or composition with the Employee’s creditors; or (e) the Employee becomes of unsound mind or is committed as patient for the purposes of any legislation relating to mental health.

“Good Reason” for termination shall mean the occurrence, without the Employee’s written consent, of any of the events or circumstances set forth in clauses (a) through (e) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected and the Employee has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first notice of termination for Good Reason given by the Employee) within 15 days following written notice from the Employee to the Company notifying the Company of such event.

(a) the assignment to the Employee of duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority or responsibilities, or any other action or omission by the Company or Parent which results in a material diminution in such position, authority or responsibilities;

(b) a reduction in the Employee’s annual base salary or as it may be increased from time to time, except for a comparable reduction in salary affecting all similarly situated employees;

(c) the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Employee participates or which is applicable to the Employee, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (ii) continue the Employee’s participation therein (or in such substitute or alternative plan), or in any option plan of the Company or Parent, on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, than the basis existing on the date of the Agreement or as may be agreed from time to time by the Company and the Employee or (iii) award cash bonuses to the Employee in amounts and in a manner substantially consistent with awards to other members of the senior management team in light of the Employee’s title and responsibilities;

(d) a change by the Company in the location at which the Employee performs his principal duties for the Company to a new location that is both (i) more than 35 kilometers further from the Employee’s principal residence than the location at which the Employee currently performs his principal duties for the Company and (ii) more than 35 kilometers from the location at which the Employee performs his principal duties for the Company; or

(e) any material breach by the Company of its obligations to the Employee. For purposes of this Agreement, the Employee’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

“Change in Control” shall mean the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Parent, a transaction involving the sale of the voting stock of the Parent or a sale or other disposition of all or substantially all of the assets of the Parent in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock of the Parent immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership of the Common Stock of the Parent immediately prior to such Business Combination.